Exhibit 99.1

Contact:
Sean McHugh
Vice President, Investor Relations & Treasury
(404) 745-2889

CARTER'S, INC. REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

•	Fourth Quarter Net Sales $689 Million, Up 14%

•	Fourth Quarter EPS $0.81, Up 37%; Adjusted EPS $0.89, Up 41%

•	Fiscal 2012 Net Sales $2.4 Billion, Up 13%

•	Fiscal 2012 EPS $2.69, Up 39%; Adjusted EPS $2.85, Up 36%

ATLANTA, February 27, 2013 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2012 results.

“We achieved a record level of sales and earnings in our fourth quarter and fiscal year 2012.  Our results reflect the strength of our product offerings, our focus on extending the reach of our brands, and the effectiveness of our growth initiatives,” said Michael D. Casey, Chairman and Chief Executive Officer.  “We are forecasting good growth in sales and earnings in 2013, and are planning a higher level of investments to support our growth strategies in the United States and international markets.”

Fourth Quarter of Fiscal 2012 compared to Fourth Quarter of Fiscal 2011

Consolidated net sales increased $82.6 million, or 13.6%, to $689.3 million.  Net domestic sales of the Company’s Carter’s brands increased $74.6 million, or 16.9%, to $517.0 million.  Net domestic sales of the Company’s OshKosh B’gosh brand decreased $2.6 million, or 2.3%, to $107.4 million.  Net international sales increased $10.6 million, or 19.5%, to $64.9 million.

Operating income in the fourth quarter of fiscal 2012 was $78.4 million, an increase of $23.3 million, or 42.4%, from $55.0 million in the fourth quarter of fiscal 2011.  Fourth quarter fiscal 2012 pre-tax income includes expenses totaling approximately $7.5 million related to costs associated with the previously-announced office consolidation, the revaluation of contingent consideration associated with the June 2011 acquisition of Bonnie Togs, and costs associated with the previously-announced closure of the Company's Hogansville, Georgia distribution center in fiscal 2013. Fourth quarter fiscal 2011 pre-tax income included approximately $3.0 million of expenses related to the Bonnie Togs acquisition. Excluding the facility consolidation and closure-related costs and the acquisition-related expenses noted above in both 2012 and 2011, adjusted operating income in the fourth quarter of fiscal 2012 was $85.9 million, an increase of $27.9 million, or 48.0%, from the fourth quarter of fiscal 2011.

Net income in the fourth quarter of fiscal 2012 increased $13.9 million, or 40.0%, to $48.7 million, or $0.81 per diluted share, compared to $34.8 million, or $0.59 per diluted share, in the fourth quarter of fiscal 2011.  Excluding the facility consolidation and closure-related costs and the acquisition-related expenses noted above, adjusted net income in the fourth quarter of fiscal 2012 increased $16.4 million, or 44.1%, to $53.7 million, or $0.89 per diluted share. This compares to adjusted net income of $37.3 million, or $0.63 per diluted share, in the fourth quarter of fiscal 2011.

A reconciliation of income as reported under accounting principles generally accepted in the United States (“GAAP”) to adjusted income is provided at the end of this release.

Business Segment Results (Fourth Quarter of Fiscal 2012 compared to Fourth Quarter of Fiscal 2011)

Carter’s Segments
Carter’s retail segment sales increased $48.8 million, or 23.7%, to $255.1 million. The increase was driven by incremental sales of $23.8 million from new store openings and $18.6 million from eCommerce sales, as well as a comparable store sales increase of $9.4 million, or 5.2%. This growth was partially offset by a sales decrease of $3.0 million attributed to store closings. In the fourth quarter of fiscal 2012, the Company opened 16 Carter’s retail stores and closed one.  As of the end of the fourth quarter, the Company operated 413 Carter’s retail stores in the United States.

Carter’s wholesale segment sales grew $25.8 million, or 10.9%, to $261.9 million, reflecting growth in all related brands.

OshKosh B’gosh Segments
OshKosh retail segment sales decreased $0.3 million, or 0.4%, to $89.0 million. The decrease reflects a comparable store sales decline of $4.8 million, or 6.2%, and $3.6 million attributed to store closings. The decreases were partially offset by incremental sales of $6.1 million from eCommerce and $2.0 million from new store openings.  In the fourth quarter of fiscal 2012, the Company opened five OshKosh retail stores and closed four.  As of the end of the fourth quarter, the Company operated 168 OshKosh retail stores in the United States.

OshKosh wholesale segment sales decreased $2.2 million, or 10.8%, to $18.4 million.

International Segment
International segment sales increased $10.6 million, or 19.5%, to $64.9 million, driven by growth in the Company's Canadian retail stores. In the fourth quarter of fiscal 2012, the Company opened four retail stores in Canada and closed one.  As of the end of the fourth quarter, the Company operated 82 retail stores in Canada.

Fiscal 2012 compared to Fiscal 2011
Consolidated net sales increased $272.0 million, or 12.9%, to $2.4 billion.  Net domestic sales of the Company’s Carter’s brands increased $189.6 million, or 11.8%, to $1.8 billion.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $0.3 million, or 0.1%, to $363.1 million.  Net international sales increased $82.0 million to $218.3 million. Consolidated net sales in fiscal 2012 include $46.1 million in off-price channel sales, compared to $79.5 million in fiscal 2011.

Operating income in fiscal 2012 was $262.0 million, an increase of $74.5 million, or 39.8%, from $187.5 million in fiscal 2011.  Fiscal 2012 pre-tax income includes expenses totaling approximately $13.1 million related to costs associated with the previously-announced office consolidation, the revaluation of contingent consideration associated with the acquisition of Bonnie Togs, and the previously-announced closure of the Company's Hogansville, Georgia distribution center. Fiscal 2011 pre-tax income included approximately $12.2 million of expenses related to the Bonnie Togs acquisition. Excluding the facility consolidation and closure-related costs and the acquisition-related expenses noted above in both 2012 and 2011, adjusted operating income in fiscal 2012 was $275.1 million, an increase of $75.4 million, or 37.8%, from fiscal 2011.

Net income in fiscal 2012 increased $47.1 million, or 41.3%, to $161.2 million, or $2.69 per diluted share, compared to $114.0 million, or $1.94 per diluted share, in fiscal 2011.  Excluding the facility consolidation and closure-related costs and the acquisition-related expenses noted above, adjusted net income in fiscal 2012 increased $47.5 million, or 38.5%, to $170.7 million, or $2.85 per diluted share. This compares to adjusted net income of $123.2 million, or $2.09 per diluted share, in fiscal 2011.

A reconciliation of income as reported under GAAP to adjusted income is provided at the end of this release.

Cash flow from operations in fiscal 2012 was $278.6 million compared to cash flow from operations of $81.1 million in fiscal 2011.  The increase was primarily due to favorable net changes in working capital and increased earnings.

Business Segment Results (Fiscal 2012 compared to Fiscal 2011)

Carter’s Segments
Carter’s retail segment sales increased $147.3 million, or 21.9%, to $818.9 million, driven by incremental sales of $77.3 million generated by new store openings and $54.3 million from eCommerce sales, as well as a comparable store sales increase of $23.5 million, or 3.9%. This growth was partially offset by a sales decrease of $7.8 million attributed to store closings. In fiscal 2012, the Company opened 63 Carter’s retail stores and closed nine.

Carter’s wholesale segment sales increased $42.3 million, or 4.5%, to $981.4 million, reflecting growth in all segment brands, partially offset by lower off-price channel sales.

OshKosh B’gosh Segments
OshKosh retail segment sales increased $2.4 million, or 0.9%, to $283.3 million, driven by incremental sales of $15.1 million generated by eCommerce and $3.8 million generated by new store openings, partially offset by a decrease of $11.4 million attributed to store closings and a comparable store sales decrease of $5.1 million, or 2.0%.  In fiscal 2012, the Company opened eight OshKosh retail stores and closed ten.

OshKosh wholesale segment sales decreased $2.1 million, or 2.6%, to $79.8 million.

International Segment
International segment sales increased $82.0 million to $218.3 million, principally reflecting the contribution of the Company's business in Canada and higher wholesale sales in other countries. In fiscal 2012, the Company opened 18 retail stores in Canada and closed one.

Japan Operations
Consistent with its strategy to extend the reach of its brands, on February 1, 2013, the Company closed on a transaction with a former licensee in Japan. The Company currently sells Carter's and OshKosh B'gosh branded products through 97 retail locations, which include 14 branded stores and 83 additional retail points of distribution.
Japan, the third largest children's apparel market in the world, provided the largest international contribution to the Company's royalty income in 2012. To support direct retail operations, the Company has engaged a new leadership team in Japan and has retained substantially all of the former licensee's retail employees.

The Company's near-term priorities for its new operations in Japan include strengthening brand presentation and retail execution, and leveraging its supply chain capabilities to improve product costs and profitability. In 2013, the Company expects this acquisition to generate net sales of approximately $15 million to $17 million and to be approximately $0.10 dilutive to adjusted earnings per share.

2013 Business Outlook
For fiscal 2013, the Company projects net sales will increase approximately 8% to 10% over fiscal 2012. The Company expects adjusted diluted earnings per share, excluding expenses of approximately $32 million to $36 million related to the previously-announced corporate office consolidation, expenses totaling approximately $4 million to $5 million related to the Bonnie Togs acquisition and the previously-announced distribution center closure, or other items the Company believes to be nonrepresentative of underlying business performance, to increase approximately 15% compared to adjusted diluted earnings per share of $2.85 in fiscal 2012.

For the first quarter of fiscal 2013, the Company expects net sales will increase approximately 5% over the first quarter of fiscal 2012. The Company expects adjusted diluted earnings per share, excluding expenses of approximately $8 million to $10 million related to the previously-announced corporate office consolidation, expenses totaling approximately $1 million to $2 million related to the Bonnie Togs acquisition and the previously-announced distribution center closure, or other items the Company believes to be nonrepresentative of underlying business performance, to increase approximately 20% compared to adjusted diluted earnings per share of $0.56 in the first quarter of fiscal 2012.

Conference Call
The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2012 results and its business outlook on February 27, 2013 at 8:30 a.m. Eastern Time. To participate in the call, please dial 913-312-0644, passcode 7377345. To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Fourth Quarter 2012 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same "Investor Relations" tab by selecting the “Webcasts & Presentations” link under the “News & Events” tab. A replay of the call will be available shortly after the broadcast through March 8, 2013, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (International), passcode 7377345. The replay will also be archived on the Company's website.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 600 Company-operated stores in the United States, Canada, and Japan and on-line at www.carters.com and www.oshkoshbgosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated financial results for the first quarter of fiscal 2013 and fiscal year 2013, or any other future period, assessment of the Company's performance and financial position, and drivers of the Company's sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include the risks of: losing one or more major customers; the Company's products not being accepted in the marketplace; changes in consumer preference and fashion trends; negative publicity; the Company failing to protect its intellectual property; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures; decreases in the overall level of consumer spending; disruptions resulting from the Company's dependence on foreign supply sources; the Company's foreign supply sources not meeting the Company's quality standards or regulatory requirements; disruption to the Company's eCommerce business or distribution facilities due to the planned transition or otherwise; disruptions in the Company's supply chain or in-sourcing capabilities resulting from sourcing through a single port or otherwise; the loss of the Company's principal product sourcing agent; increased competition in the baby and young children's apparel market; the Company being unable to identify new retail store locations or negotiate appropriate lease terms for the retail stores; the Company not adequately forecasting demand, which could, among other things, create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; not attracting and retaining key individuals within the organization; failure to implement needed upgrades to the Company's information technology systems; disruptions resulting from the Company's transition of distribution functions to its new Braselton facility; charges related to the consolidation of the company's Shelton, Connecticut-based operations with the company's Atlanta, Georgia-based operations being greater than estimated; the office consolidation not being completed during the expected time frame; the Company not achieving the expected benefits of the office consolidation; being unsuccessful in expanding into international markets and failing to successfully manage legal, regulatory, political and economic risks of international operations, including maintaining compliance with world-wide anti-bribery laws.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements."  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the quarters ended		For the fiscal years ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$689,253	$606,629	$2,381,734	$2,109,734
Cost of goods sold	399,364	399,592	1,443,786	1,417,456
Gross profit	289,889	207,037	937,948	692,278
Selling, general, and administrative expenses	222,049	161,174	713,211	542,086
Royalty income	(10,527)	(9,182)	(37,249)	(37,274)
Operating income	78,367	55,045	261,986	187,466
Interest expense	1,427	1,878	6,995	7,534
Interest income	(98)	(35)	(255)	(386)
Foreign currency loss (gain)	5	(251)	(145)	(570)
Income before income taxes	77,033	53,453	255,391	180,888
Provision for income taxes	28,341	18,668	94,241	66,872
Net income	$48,692	$34,785	$161,150	$114,016
Basic net income per common share	$0.82	$0.59	$2.73	$1.96
Diluted net income per common share	$0.81	$0.59	$2.69	$1.94

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	For the quarters ended				For the fiscal years ended
	December 29, 2012	% of Total	December 31, 2011	% of Total	December 29, 2012	% of Total	December 31, 2011	% of Total
Net sales:
Carter’s Wholesale	$261,860	38.0%	$236,087	38.9%	$981,445	41.2%	$939,115	44.5%
Carter’s Retail (a)	255,145	37.0%	206,309	34.0%	818,909	34.4%	671,590	31.8%
Total Carter’s	517,005	75.0%	442,396	72.9%	1,800,354	75.6%	1,610,705	76.3%
OshKosh Retail (a)	88,984	12.9%	89,322	14.7%	283,343	11.9%	280,900	13.3%
OshKosh Wholesale	18,413	2.7%	20,640	3.4%	79,752	3.3%	81,888	3.9%
Total OshKosh	107,397	15.6%	109,962	18.1%	363,095	15.2%	362,788	17.2%
International (b)	64,851	9.4%	54,271	9.0%	218,285	9.2%	136,241	6.5%
Total net sales	$689,253	100.0%	$606,629	100.0%	$2,381,734	100.0%	$2,109,734	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales
Carter’s Wholesale	$43,550	16.6%	$28,684	12.1%	$172,673	17.6%	$117,897	12.6%
Carter’s Retail (a)	52,401	20.5%	33,672	16.3%	145,940	17.8%	105,818	15.8%
Total Carter’s	95,951	18.6%	62,356	14.1%	318,613	17.7%	223,715	13.9%
OshKosh Retail (a)	5,533	6.2%	(230)	(0.3)%	(7,752)	(2.7)%	(9,658)	(3.4)%
OshKosh Wholesale	955	5.2%	(646)	(3.1)%	4,086	5.1%	822	1.0%
Total OshKosh	6,488	6.0%	(876)	(0.8)%	(3,666)	(1.0)%	(8,836)	(2.4)%
International (b) (c)	14,391	22.2%	10,754	19.8%	43,376	19.9%	27,273	20.0%
Total segment operating income	116,830	17.0%	72,234	11.9%	358,323	15.0%	242,152	11.5%
Corporate expenses (d) (e) (f)	(38,463)	(5.6)%	(17,189)	(2.8)%	(96,337)	(4.0)%	(54,686)	(2.6)%
Total operating income	$78,367	11.4%	$55,045	9.1%	$261,986	11.0%	$187,466	8.9%

(a)	Includes eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales. Operating income includes international licensing income.

(c)
Includes charges of $0.7 million and $3.6 million for the quarter and fiscal year ended December 29, 2012, respectively, associated with the revaluation of the Company’s contingent consideration. Includes $1.5 million and $2.5 million for the quarter and fiscal year ended December 31, 2011, respectively, associated with the revaluation of the Company’s contingent consideration. Includes charges of $0.7 million and $6.7 million for the quarter and fiscal year ended December 31, 2011, respectively, related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(d)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)
Includes $0.4 million and $3.1 million in facility closure-related costs related to the closure of a distribution facility located in Hogansville, GA, for the quarter and fiscal year ended December 29, 2012, and $6.4 million related to the Shelton, CT office consolidation, for the quarter and fiscal year ended December 29, 2012.

(f)	Includes $0.7 million and $3.0 million of professional service fees and other expenses associated with the acquisition of Bonnie Togs for the quarter and fiscal year ended December 31, 2011.

Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$382,236	$233,494
Accounts receivable, net	168,046	157,754
Finished goods inventories, net	349,530	347,215
Prepaid expenses and other current assets	22,216	18,519
Deferred income taxes	35,675	25,165
Total current assets	957,703	782,147
Property, plant, and equipment, net	170,110	122,346
Tradenames	305,884	306,176
Goodwill	189,749	188,679
Deferred debt issuance costs, net	2,878	2,624
Other intangible assets, net	188	258
Other assets	3,597	479
Total assets	$1,630,109	$1,402,709
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$—
Accounts payable	149,625	102,804
Other current liabilities	94,610	49,949
Total current liabilities	244,235	152,753
Long-term debt	186,000	236,000
Deferred income taxes	114,341	114,421
Other long-term liabilities	100,054	93,826
Total liabilities	644,630	597,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at December 29, 2012 and December 31, 2011, respectively	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 59,126,639 and 58,595,421 shares issued and outstanding at December 29, 2012 and December 31, 2011, respectively	591	586
Additional paid-in capital	250,276	231,738
Accumulated other comprehensive loss	(11,205)	(11,282)
Retained earnings	745,817	584,667
Total stockholders’ equity	985,479	805,709
Total liabilities and stockholders’ equity	$1,630,109	$1,402,709

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal years ended
	December 29, 2012	December 31, 2011
Cash flows from operating activities:
Net income	$161,150	$114,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,473	32,548
Amortization of Bonnie Togs inventory step-up	—	6,672
Non-cash revaluation of contingent consideration	3,589	2,484
Amortization of Bonnie Togs tradename and non-compete agreements	375	187
Amortization of debt issuance costs	877	708
Non-cash stock-based compensation expense	13,049	9,644
Income tax benefit from stock-based compensation	(2,760)	(6,900)
Loss on disposal of property, plant, and equipment	802	139
Deferred income taxes	(9,651)	9,128
Effect of changes in operating assets and liabilities:
Accounts receivable	(10,200)	(33,222)
Inventories	(1,790)	(20,571)
Prepaid expenses and other assets	(6,004)	(948)
Accounts payable and other liabilities	89,709	(32,811)

Net cash provided by operating activities	278,619	81,074

Cash flows from investing activities:
Capital expenditures	(83,398)	(45,495)
Acquisition of Bonnie Togs, net of cash acquired	—	(61,207)
Proceeds from sale of property, plant, and equipment	6	10

Net cash used in investing activities	(83,392)	(106,692)

Cash flows from financing activities:
Borrowings under revolving credit facility	2,500	—
Payments on revolving credit facility	(52,500)	—
Payment of debt issuance costs	(1,916)	—
Income tax benefit from stock-based compensation	2,760	6,900
Withholdings from vesting of restricted stock	(2,846)	(2,181)
Proceeds from exercise of stock options	5,685	6,786

Net cash (used in) provided by financing activities	(46,317)	11,505

Effect of exchange rate changes on cash	(168)	225
Net increase (decrease) in cash and cash equivalents	148,742	(13,888)
Cash and cash equivalents, beginning of period	233,494	247,382

Cash and cash equivalents, end of period	$382,236	$233,494

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Quarter ended December 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP):	$222.0	$78.4	$48.7	$0.81
Shelton office consolidation costs (a)	(6.4)	6.4	4.0	0.07
Revaluation of contingent consideration (b)	(0.7)	0.7	0.7	0.01
Facility closure costs - Hogansville DC (c)	(0.4)	0.4	0.3	—
As adjusted (f):	$214.6	$85.9	$53.7	$0.89

	Fiscal year ended December 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP):	$713.2	$262.0	$161.2	$2.69
Shelton office consolidation costs (a)	(6.4)	6.4	4.0	0.07
Revaluation of contingent consideration (b)	(3.6)	3.6	3.6	0.06
Facility closure costs - Hogansville DC (c)	(3.1)	3.1	1.9	0.03
As adjusted (f):	$700.1	$275.1	$170.7	$2.85

	Quarter ended December 31, 2011
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP):	$207.0	$161.2	$55.0	$34.8	$0.59
Amortization of fair value step-up of inventory (d)	0.7	—	0.7	0.5	0.01
Revaluation of contingent consideration (b)	—	(1.5)	1.5	1.5	0.02
Professional fees / other expenses (e)	—	(0.7)	0.7	0.5	0.01
As adjusted (f):	$207.8	$158.9	$58.0	$37.3	$0.63

	Fiscal year ended December 31, 2011
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP):	$692.3	$542.1	$187.5	$114.0	$1.94
Amortization of fair value step-up of inventory (d)	6.7	—	6.7	4.8	0.08
Revaluation of contingent consideration (b)	—	(2.5)	2.5	2.5	0.04
Professional fees / other expenses (e)	—	(3.0)	3.0	1.9	0.03
As adjusted (f):	$699.0	$536.6	$199.7	$123.2	$2.09

(a)	Includes costs related to the Shelton, CT office consolidation, announced in the fourth quarter of fiscal 2012.

(b)	Revaluation of the contingent consideration liability associated with the Company's June 2011 acquisition of Bonnie Togs.

(c)	Includes costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012.

(d)	Expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(e)	Professional service fees and other expenses associated with the acquisition of Bonnie Togs.

(f)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Quarter ended March 31, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP):	$149.7	$53.8	$32.3	$0.54
Revaluation of contingent consideration (a)	(0.7)	0.7	0.7	0.01
Facility closure costs - Hogansville DC (b)	(1.1)	1.1	0.7	0.01
As adjusted (c):	$147.9	$55.6	$33.7	$0.56

(a)	Revaluation of the contingent consideration liability associated with the Company's June 2011 acquisition of Bonnie Togs.

(b)	Includes costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012.

(c)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS

	For the quarters ended		For the fiscal years ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	58,344,635	57,955,394	58,217,503	57,513,748
Dilutive effect of unvested restricted stock	203,105	180,569	186,018	129,262
Dilutive effect of stock options	668,564	486,570	665,666	571,907
Diluted number of common and common equivalent shares outstanding	59,216,304	58,622,533	59,069,187	58,214,917

As reported on a GAAP Basis:
Basic net income per common share:
Net income	$48,692,000	$34,785,000	$161,150,000	$114,016,000
Income allocated to participating securities	(631,743)	(366,660)	(2,095,309)	(1,210,944)
Net income available to common shareholders	$48,060,257	$34,418,340	$159,054,691	$112,805,056

Basic net income per common share	$0.82	$0.59	$2.73	$1.96

Diluted net income per common share:
Net income	$48,692,000	$34,785,000	$161,150,000	$114,016,000
Income allocated to participating securities	(624,678)	(363,639)	(2,071,926)	(1,199,147)
Net income available to common shareholders	$48,067,322	$34,421,361	$159,078,074	$112,816,853

Diluted net income per common share	$0.81	$0.59	$2.69	$1.94

As adjusted (a):
Basic net income per common share:
Net income	$53,669,000	$37,257,000	$170,717,000	$123,229,000
Income allocated to participating securities	(696,316)	(392,717)	(2,219,701)	(1,308,794)
Net income available to common shareholders	$52,972,684	$36,864,283	$168,497,299	$121,920,206

Basic net income per common share	$0.91	$0.64	$2.89	$2.12

Diluted net income per common share:
Net income	$53,669,000	$37,257,000	$170,717,000	$123,229,000
Income allocated to participating securities	(688,528)	(389,481)	(2,194,930)	(1,296,043)
Net income available to common shareholders	$52,980,472	$36,867,519	$168,522,070	$121,932,957

Diluted net income per common share	$0.89	$0.63	$2.85	$2.09

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $5.0 million and $9.6 million in after-tax expenses from these results for quarter and fiscal year ended December 29, 2012. The Company has excluded $2.5 million and $9.2 million in after-tax expenses from these results for the quarter and fiscal year ended December 31, 2011, respectively.